Exhibit 21

SUBSIDIARIES OF C.H. ROBINSON WORLDWIDE, INC.

The following is a list of subsidiaries of the Company as of December 31, 2008, omitting some subsidiaries which, considered in aggregate, would not constitute a significant subsidiary.

Name	Where incorporated

C.H. Robinson International, Inc.	Minnesota, USA

C.H. Robinson Worldwide Chile, S.A.	Chile

C.H. Robinson de Mexico, S.A. de C.V.	Mexico

C.H. Robinson Company (Canada) Ltd.	Canada

C.H. Robinson Company	Delaware, USA

C.H. Robinson Company, Inc.	Minnesota, USA

CHR Aviation LLC	Minnesota, USA

Robinson Holding Company	Minnesota, USA

Wagonmaster Transportation Co.	Minnesota, USA

T-Chek Systems, Inc./Les Sytemes T-Chek, Inc.	Minnesota, USA

C.H. Robinson Worldwide Foundation	Minnesota, USA

C.H. Robinson Worldwide Logistics (Dalian) Co. Ltd	China

C.H. Robinson Worldwide (Hong Kong) Ltd	Hong Kong

C.H. Robinson Worldwide Argentina, S.A.	Argentina

C.H. Robinson Worldwide Logistrica Brasil Ltda	Brazil

C.H. Robinson Czech Republic s.r.o.	Czech Republic

C.H. Robinson France SAS	France

C.H. Robinson Worldwide GmbH	Germany

C.H. Robinson Hungary, LLC (C.H. Robinson Hungaria Kft)	Hungary

Robinson Italia S.r.l.	Italy

C.H. Robinson International Italy, SRL	Italy

C.H. Robinson Europe B.V.	Netherlands

C.H. Robinson Poland Sp. z.o.o.	Poland

C.H. Robinson Iberica SL	Spain

C.H. Robinson (UK) Ltd	England

C.H. Robinson Worldwide Freight India Private Limited	India

C.H. Robinson Worldwide S.A. DE C.V	Mexico

C.H. Robinson Belgium Bvba	Belgium

C.H Robinson Worldwide (Shanghai) Co Ltd	China

C.H. Robinson Worldwide Singapore Pte. Ltd	Singapore

Transera Intl Logistics Ltd.	Canada

Transera Intl Pte Ltd.	Singapore

Transera Intl Logistics Fze	Dubai

Transera Intl Logistics Inc.	Texas, USA